Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Gregory S. Furness	Nancy A. Johnson/Marian Briggs
Chief Financial Officer	(612) 455-1700
(763) 852-4100	njohnson@psbpr.com/mbriggs@psbpr.com
www.vitalimages.com

FOR IMMEDIATE RELEASE

VITAL IMAGES COMMENTS ON FOURTH-QUARTER AND FULL-YEAR OUTLOOK

Company Also Signs Agreement to Acquire HInnovation

Minneapolis, January 8, 2004 — Vital Images, Inc. (NASDAQ: VTAL), a medical imaging software company, today revised its guidance for the year ended December 31, 2003 due to lower than expected sales in the fourth quarter.  The company also announced that it has signed a definitive agreement to acquire HInnovation, Inc. (see separate release).

Management expects fourth-quarter revenue of $5.1 million to $5.4 million and earnings ranging from net income of $150,000 to a net loss of $400,000, or $0.01 to ($0.04) per diluted share.  As previously discussed, these results include a net tax benefit of $400,000, or $0.04 per diluted share, related to the reversal of a portion of the remaining deferred tax assets valuation allowance in the third quarter of 2003.  The company does not provide quarterly guidance, but these ranges are below analysts’ fourth-quarter estimates.

With these results, full-year revenue for 2003 will be approximately $26.7 million to $27.0 million with earnings of $7.7 million to $8.3 million, or $0.65 to $0.70 per diluted share.  Full-year earnings include a net tax benefit of $6.3 million, or $0.54 per diluted share.  For the full 2002 year, Vital Images reported total revenue of $21.1 million, with net income of $790,000, or $0.08 per diluted share.  Vital Images plans to announce final fourth-quarter and full-year 2003 results, and guidance for 2004, during the week of February 9, 2004.

“We are very disappointed with our fourth-quarter results, but we remain optimistic about Vital Images’ opportunities in the 3D medical imaging market,” said Jay D. Miller, Vital Images president and chief executive officer.  “At this point, we are in the advanced stages of developing a course of action to revitalize sales.  We plan to improve our sales execution process with the goal of closing more business, and we are reviewing our product development program to ensure that we sustain our technological edge.”

Miller continued, “The 3D imaging market has become more competitive as the medical community increasingly recognizes the clinical value of this technology, and customers are asking for more distributed 2D, 3D and 4D visualization products.  Therefore, we have launched initiatives to meet our customers’ demand for greater access to 3D visualization capabilities.  Actions include the acquisition of HInnovation announced today and the recent PACS distribution agreement with McKesson Information Solutions.  Both agreements should broaden access to Vitrea within the medical enterprise and open the door to new markets.  In addition we have developed new Vitrea features, such as our concurrent license capability introduced in the fourth quarter of 2003.”

Vital Images separately announced today that it has signed a definitive agreement to acquire HInnovation, a private Milwaukee-based provider of software solutions that allow physicians to use PCs or notebooks to

(more)

access 3D and 4D medical imaging applications securely over the Internet.  Vital Images will launch and sell HInnovation products once the deal closes and the HInnovation products have been assimilated into the Vitrea product line.

Continued Miller,  “We are still evaluating the accounting treatment that will be applied to this acquisition, which may affect our financial guidance as well as the specific timing for closing the transaction.  This acquisition is strategically important to Vital Images and the remaining accounting considerations should not affect our desire or ability to complete this transaction.  Given the opportunity that is in front of us, we want to put the strength of this story into the hands of our sales force as soon as possible.”

Miller continued, “During 2003, we shipped over 400 new Vitrea licenses, bringing the total number of licenses shipped to over 1,300.  Our partnership with Toshiba Medical Systems Corporation continues to generate revenue, and other partnerships represent strong opportunities to enter new markets.  Most importantly, we believe 3D imaging offers clear clinical benefits in the practice of medicine, and overall market demand continues to build.  We believe that the changes we plan to implement will have a positive and near-term effect on our sales efforts.  Accordingly, we are maintaining our guidance for 2004 of at least 30 percent growth in our core revenue components.”  Core revenue components include software license fees and maintenance and services.

Conference Call Today

Vital Images will host a live Webcast of a conference call today, January 8, at 4:00 p.m. CT (5:00 p.m. ET) to discuss the fourth-quarter outlook and the acquisition of HInnovation.  To access this Webcast, go to the investor portion of the company’s Web site, www.vitalimages.com, and click on the Webcast icon.  The Webcast replay will be available from approximately 6:00 p.m. CT, Thursday, January 8.

If you do not have access to the Internet and want to listen to an audio replay of the conference call, dial (800) 405-2236 and enter conference call ID # 565930.  The audio replay will be available beginning at 6:00 p.m. CT on Thursday, January 8, through 6:00 p.m. CT on Thursday, January 15.

About Vital Images

Vital Images is a leading provider of 3D imaging software for use in disease screening applications, clinical diagnosis and therapy planning. The company’s technology utilizes high-speed volume visualization and analysis, as well as network communications based on DICOM and Internet protocols. Vital Images cost effectively brings 3D visualization and analysis into the day-to-day practice of medicine. Press releases, examples of 3D medical imaging and other corporate information are available on Vital Images’ Web site at www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which could cause results to differ materially from those projected, including dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement, the availability of capital and other risks detailed from time to time in Vital Images’ SEC reports, including its most recent report on Form 10-K for the year ended December 31, 2002, and its Form 10-Qs for the quarters ended March 31, June 30, and September 30, 2003.

Vitrea® is a registered trademark of Vital Images, Inc.

Vital Images disclaims any proprietary interest in the marks and names of others.

# # #